EMPLOYMENT AGREEMENT

                                 By and Between

                            COVOL TECHNOLOGIES, INC.

                                       And

                                Steven G. Stewart


                                 Effective as of

                                   May 1, 1998

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this Agreement@) is effective as of the 1st day of May, 1998 (the AEffective Date@) by and between COVOL TECHNOLOGIES, INC. a Delaware Corporation (the ACompany@), and Steven G. Stewart (AEmployee@). The Company and Employee are sometimes later in this Agreement collectively referred to as the AParties.@

                                    RECITALS

         This Agreement is entered into with reference to the following facts, definitions, and objectives:

         A. Employee is a Certified Public Accountant and immediately prior to his employment by the Company, was employed by Coopers & Lybrand, LLP as a Business Assurance Partner.

         B. Employee=s services are deemed to be of value to the Company and it is recognized that inducements must be offered to Employee in order that the company may obtain and retain Employee=s services.

         NOW THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the Parties agree as follows:

         1.       Employment and Positions.

                  (a) Positions. The Company employed Employee and Employee accepted employment by the Company as an officer of the Company with the title of AVice President of Finance and Treasurer@ for the Period of Employment specified in Paragraph 3 (APeriod of Employment@). Such position and title, including related duties and responsibilities, may be changed during the term of this contract provided that such Employee continues as an officer of the Company. Also, provided further that any new position would be of comparable or higher responsibility level with compensation for such services at a level at or above the Employees then current compensation level prior to such title and/or position change.

         2. Services to be Rendered. The Employee shall, during the Period of Employment, serve the Company in the positions set forth in Paragraph 1 (AEmployment and Positions@) diligently, competently, and in conformance with the corporate policies of the Company. Employee shall have the responsibility to always act in the best interest of the Company and recognizes opportunities, ideas, and intellectual property relating to the business of the Company that are developed as an officer or employee of Covol Technologies, Inc. remain the property of Company. In fulfilling his duties and responsibilities under this Agreement, Employee shall report to the President and/or the Chief Executive Officer of the Company.

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         3. Period of Employment.  Employee=s employment by the Company pursuant to this Agreement shall, began as of May 1, 1998 (the AEffective Date@). The period of employment continues for a period of three (3) years from the Effective Date (APeriod of Employment@) renewing annually on May 1st so as to result in a continuing effective period of three (3) years from the renewal date until normal retirement or resignation by the employee.

         4. Base Salary. At the commencement of the Period of Employment, Employee shall be paid a yearly base salary of $80,000. Base salary shall be paid in semi monthly installments during the Period of Employment. The base salary will be increased effective May 1, 1999 by 25% to a yearly base salary of $100,000. The base salary will be increase effective May 1, 2000 by 25% to a yearly base salary of $125,000. It is recognized by the Company and Employee that a Salary Compensation Study has recently been conducted and the base salary of this Employee may be adjusted in the future as a result of this Salary Compensation Study. If and when the base salary is adjusted as a result of this study, the salary increases as provided in this paragraph will be adjusted so that the increase will not result in the percentage reflected herein but will instead result in the actual dollar amount increases set forth herein of $20,000 and $25,000 in the respective years.

         5. Incentive Bonus. During the Period of Employment, Employee shall be entitled to receive a bonus pursuant to the Company=s bonus plan, if any, as in effect from time to time. It is recognized that a bonus plan, if any, is established at the discretion of the Company and may be subject to variables and conditions including income performance and general performance evaluations.

         6. Expense Reimbursement. The Employee shall be entitled to prompt reimbursement for reasonable expenses incurred by the Employee in performing services for the Company. Employee shall be required to provide proof and documentation of such expenditures as required by the Company.

         7. Grant of Options. The Company may grant from time to time to the Employee, in accordance with the terms of a stock option agreement, the right and option to purchase shares of the Company=s Common Stock .

                  (a) Stock Options Pursuant to Stock Option Plan. Any Stock Options (AStock Option@) issued shall be issued pursuant and subject to the provisions of the Company Employee Stock Option Plan (the AStock Option Plan@) or as approved by the Board of Directors. Number of options, purchase price, exercise periods and vesting requirements shall be included in the stock option document.

                  (b) Vesting of Options in Event of Full and Complete Disability or Death. In the event of full and complete disability or death of the employee any unvested Stock Options shall vest effective as of the date of the full and complete disability or the death of Employee. In the event of Employee=s full and complete disability or death, the Employee, heirs or estate of Employee, as the case may be, may exercise any unexecuted options at any time subject to the time limitations within which exercise of option must occur.

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                  (c) Vesting of Options in Event of  Ownership  Change.  In the
event a change in control, all non-vested Stock Options shall vest immediately prior to such stock or asset purchase. A change in control shall be deemed to have taken place if, as the result of a tender offer, merger, consolidation, sale of substantially all assets, a third party purchase of a controlling interest of the total outstanding shares of the Company, or any combination of the foregoing transactions, the person s who were directors of the Company immediately before the transaction shall cease to constitute a majority of the board of directors of the Company or any successor to the Company. The intent of this section is to allow the Employee to exercise any unexercised options at the Employee=s discretion.

                  (d) Options Granted. In connection with acceptance of employment as provided herein, Employee is granted qualified incentive stock options under the Company Employee Stock Option Plan to purchase 50,000 shares of the Company=s Common Stock at a price of $12.625. These options will vest on a pro-rata basis over 60 months beginning May 1, 1998 and are exercisable through April 30, 2008.

                  8. Other Benefits. In addition to the benefits previously set forth in this Agreement, Employee shall, during the Period of Employment, be entitled to the benefits described below, and as concerns all such benefit programs where years of service are a factor, to the extent permitted by law, Employee shall be given credit for his years of service with Covol Technologies, Inc. prior to the implementation of any benefit program.

                  (a) Vacation. During the Period of Employment, Employee shall be entitled to not less than four weeks of paid vacation during each calendar year occurring during the Period of Employment. Any and all unused vacation will, at the Company's option, be paid for by the Company at the end of each calendar year, or will carry forward from year to year until taken by the Employee or paid the Employee by the Company. Upon termination of Employee=s employment under this Agreement, Employee shall be paid for any unused vacation in the year in which the termination occurred, and vacation will continue to accrue up to and including the termination date in proportionate to the amount of time employed during that year.

                  (b) Sick Leave. Leave time will be granted to the Employee that is reasonable under the circumstances and that is consistent with the Company=s policies and procedures, as the same may be changed, modified or provided for other officers of the Company from time to time.

                  (c) Insurance. Participation in the group insurance program of the Company as concerns life, disability, medical and dental insurance currently available to other employee=s as the same may be implemented, changed, modified or terminated for all participants from time to time. Employee shall be required to pay that portion of the premiums for coverage under such insurance that is payable by other officers of the Company for their insurance coverage.

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

                  (d) Retirement Plan. The Employee shall participate in the Company=s Retirement Plans in accordance with the terms and provision and applicable law as the same may be implemented, changed, amended, or terminated from time to time. Employee shall become eligible to participate in the Company=s Retirement Plans at date of hire or as of the effective date of the implementation of such plans, whichever is later.

                  (e) Automobile Allowance. The Company will provide the Employee a monthly automobile allowance. This allowance is to compensate the Employee for the use of his personal automobile in the amount of $550 per month during the Employment Period

                  (f) Other Miscellaneous Benefits. The Company shall pay or reimburse Employee for the following miscellaneous benefits:

                           (i)  Annual  dues  for  association   membership  for
relevant professional groups and organizations as deemed appropriate by the Employee.

                           (ii)  Subscription  and purchase of books,  journals,
and publications which relate to job duties and responsibilities.

Employee shall first obtain authorization for payment or purchases referred to in (i) and (ii) from the President of the Company before incurring such costs.

         9.       Terms of Employment.

                  (a) Term. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of paragraph 3 of this Agreement, for the Period of Employment, thus terminating upon the retirement of the Employee, upon resignation of the Employee, or upon thirty (30) days prior written notice from the Company to the Employee of termination for cause.

                  (b) During the Period of Employment. The Employee=s services shall be performed at the location where the Employee was employed immediately preceding the Effective Date or at any office which is the headquarters of the Company.

         10.      Termination of Agreement.

                  (a) Termination of Employment by Employer. Anything in this Agreement to the contrary notwithstanding, the Company shall have the following rights with respect to termination of Employee=s employment.

                           (i) Disability.  The Company may terminate Employee=s
employment under this Agreement if Employee shall become unable to fulfill his duties under this Agreement, as measured by the Company=s usual business activities, by reason of any medically determinable physical and/or mental disability.

                           (ii) Cause.  Employee=s  employment may be terminated
for Cause. For purpose of the Agreement, ACause@ shall mean and refer to a determination made in good faith by the Company=s Board of Directors that:

                                    (1)  Employee  has been  convicted of or has
entered a plea of guilty or nolo contendere to a felony or to any other crime, which other crime is punishable by incarceration for a period of one (1) year or longer, or which is a crime involving moral turpitude;

                                    (2) there has been a theft, embezzlement, or
other criminal misappropriation of funds by Employee, whether from Company or any other person;

                                    (3) Employee has willfully  failed to follow
reasonable written policies or directives established by the Board of Directors or the Chief Executive Officer of the Company. Additionally, the Employee has willfully failed to attend to material duties or obligations of Employee=s office (other than any such failure resulting from Employee=s incapacity due to physical or mental illness, which is a cause or manifestation of Employee=s disability), which failure or refusal continues for ninety (90) days following delivery of a written demand from the Company=s Chief Executive Officer for performance to Employee identifying the manner in which Employee has failed to follow such policies or directives or to perform such duties.

                           (iii) Termination pursuant to this Paragraph 10 shall
be effective as of the effective date of the notice by the Board of Directors, Chief Executive Officer, or President to Employee that it has made the required determination, or at such other subsequent date, if any specified in such notice.

                           (iv)  Death.  If  Employee  dies during the Period of
Employment, Employee=s employment shall be terminated effective as of the end of the calendar month during which Employee died.

         (b)      Termination by Employee.

                  (i) With Good Reason. Employee shall have the right to terminate his employment under this Agreement at any time for Good Reason, provided Employee has delivered written notice to the Company which briefly describes the facts underlying Employee=s belief that AGood Reason@ exist and the Company has failed to cure such situation within thirty (30) days after the effective date of such notice. For purposes of the Agreement, AGood Reason@ shall mean and consist of:

                                    (1) a material  breach by the Company of its
obligations under this Agreement;

                                    (2) the  assignment  to  Employee  of duties
that are materially inconsistent with, or that constitute a material alteration in the status of his responsibilities set forth in Paragraph 1 of this Agreement, as an employee of the Company;

                                    (3) a reduction by the Company of Employee=s
Base Salary below the Base Salary set forth in Paragraph 5 (ABase Salary@);

                                    (4)   without   Employee=s   prior   written
consent, the transfer or relocation of Employee=s place of employment to any place other than the Salt Lake City/Provo metropolitan area, except for reasonable travel on the business of the Company;

                                    (5) upon a change of  control  as defiend in
Paragraph 6(c) herein, or

                                    (6) upon the  consummation  of a third party
purchase of a controlling interest of the total outstanding shares of the Company.

         11. Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which has been obtained by the Employee during the Employee=s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee=s employment with the Company, the Employee shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under the provisions of this Agreement.

         12.      Inventions.

                  (a) Assignment. Without further consideration, the Employee shall fully and promptly report to the Company all writings, ideas, concepts, inventions, discoveries, formulas, designs, and know-how conceived or produced by the Employee at any time during the Period of Employment relating to the Company=s trade or business, whether alone or with others and whether or not patentable or subject to copy or service rights or trademark or other property protections (collectively, AInventions@ pertaining directly or indirectly to the business of the Company as conducted by the Employee at any time during the Employment Period) and shall assign and hereby does assign to the Company or its nominee the Employee=s entire right, title and interest in and to all such Inventions.

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


                  (b) Cooperation. The Employee shall take all reasonable action requested by the Company to protect or obtain title to any and all United States and/or foreign patents on any such Inventions, including execution and delivery of all applications, assignments and other documents deemed necessary or desirable by the Company, provided the Company shall reimburse the Employee for all expenses incurred by the Employee in connection with such execution and delivery.

         13.      Non-Competition after Termination.

                  (a) Acknowledgment. The Employee acknowledges that his services and responsibilities are of a particular significance to the Company and that his position with the Company does and will continue to give him an intimate knowledge of its business. Because of this, it is important to the Company that the Employee be restricted from competing with the Company in the event of the termination of his employment.

                  (b) Agreement. The Employee agrees that, in addition to any other limitations, for a period of two (2) years after the termination of his employment under this Agreement, the Employee will not directly or indirectly compete with the Company or its business.

         14. Severance Pay. Except for termination for Cause under Paragraph 10(a)(iii) herein, if the Employee does not continue in the employ of the Company during the Period of Employment as provided in this Agreement, whether or not the Employee is offered continued employment by the Company, Company shall pay to Employee, no later than 30 days following termination of employment, the sum of 200% of the then current year=s annual base salary. The Employee shall not be required to mitigate the amount of the payment provided for in this section by seeking other employment or otherwise; nor shall the amount of the payment be reduced by any compensation earned by the Employee as the result of employment by another employer after termination or otherwise.

         15. Indemnification. Subject to the Company's Certificate of Incorporation, as amended, the Company shall release, indemnify and hold harmless the Employee against and from any and all loss, claims, actions or suits, including costs and attorney=s fees, both at trial and on appeal, resulting from, or arising out of or in any way connected with the Employee=s acts as an officer of the Company.

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         16.  Miscellaneous.  Any  notice or other  communications  required  or permitted to be given to the parties hereto shall be deemed to have been given when received, addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this Section):


                  (a)      If to the Company:

                           President and/or Chief Executive Officer
                           3280 North Frontage Road
                           Lehi, Utah
                           Attention: President and CEO


                  (b)      If to Employee:

                           Steven G. Stewart
                           187 South 1225 East
                           Bountiful, Utah  84010


         17. Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Utah.


                  Executed this 4th day of January, 1999:

Covol Technologies, Inc.:                            Employee:



By:______________________________                    __________________________
     Brent M. Cook                                   Steven G. Stewart
     Chief Executive Officer


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